[Translation]

EXHIBIT 1.1

ARTICLES OF INCORPORATION

Amended as of June 29, 2004

TDK Corporation

CHAPTER I
GENERAL PROVISIONS

(Name)

Article 1.	The Company shall be called TDK Kabushiki Kaisha and indicated as TDK Corporation in English.

(Purpose of Business)

Article 2.	The purpose of the Company is to conduct the following businesses:

(1)	Manufacture and sale of electric machinery and appliances;

(2)	Manufacture and sale of magnetic materials such as ferrite and magnet;

(3)	Manufacture and sale of electronic machinery and appliances such as automatic inserting machine for electronic components, automatic mounter for electronic components, and electronic measuring equipment and of components thereof;

(4)	Manufacture and sale of recording media such as magnetic tape, floppy disk and optical disk and of data writing, reading and storage equipment therefor;

(5)	Manufacture and sale of ceramic materials such as electricity inductive ceramics, piezoelectric ceramics, semiconductor ceramics and electricity insulating ceramics;

(6)	Manufacture and sale of circuit components such as coils and transformers;

(7)	Manufacture and sale of semiconductor;

(8)	Manufacture and sale of stabilizing power supplies (units to stabilize electric current or voltage);

(9)	Manufacture and sale of machinery and appliances for medical use and medical instruments and of components thereof;

(10)	Manufacture and sale of single crystal materials and each product applying the same;

(11)	Manufacture and sale of precious metals, precious stones, artificial precious stones and each product applying or utilizing the same;

(12)	Manufacture and sale of outer wall materials of buildings and structures;

(13)	Designing and contracting of construction work;

(14)	Development, production, sale and grant of license of software;

(15)	Manufacture, sale and contracting of applied product, machinery and tools and equipment of each of the foregoing; and

(16)	Any and all businesses incidental or relating to each of the foregoing.

(Location of Head Office)

Article 3.	The Company shall have its head office in Chuo-ku, Tokyo.

(Method of Public Notice)

Article 4.	The public notices of the Company shall be given by publication in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II
SHARES

(Aggregate Number of Shares Authorized to be Issued)

Article 5.	The total number of shares authorized to be issued by the Company shall be 480,000,000 shares. Provided, however, that in the event that any of shares is canceled, the number of shares authorized to be issued shall be reduced accordingly.

(Acquisition of the Company’s Own Shares)

Article 6.	The Company may purchase its own shares by resolution of the Board of Directors, in accordance with the provisions of Article 211-3, paragraph 1, item 2 of the Commercial Code.

(Number of Shares of One Unit and Non-Issuance of Share Certificates for Shares Constituting Less Than One Unit)

Article 7.	The number of shares of one unit of shares of the Company shall be one hundred (100) shares.

2.	The Company shall not issue share certificates for shares constituting less than one unit of shares (hereinafter referred to as the “shares constituting less than one unit). Provided, however, that the foregoing shall not be applicable, in the event that the Share Handling Regulations provides for otherwise

(Purchase of Shares Constituting Less Than One Unit)

Article 8.	A shareholder (including beneficial shareholder, the same shall be applied hereinafter) who holds shares constituting less than one unit of the Company may request the Company to sell the relevant number of shares which shall constitute one unit of shares if combined with the shares constituting less than one unit already held by such shareholder, pursuant to the provisions of the Share Handling Regulations.

(Transfer Agent)

Article 9.	The Company shall have a transfer agent with respect to its shares. The transfer agent and its place of business shall be chosen by resolution of the Board of Directors, and public notice thereof shall be made.

2.	The shareholders’ register (including the beneficial shareholders’ register; the same shall be applied hereinafter) and the register of lost share certificates of the Company shall be kept at the place of business of the transfer agent, and the registration of transfer of shares, purchase of shares constituting less than one unit and sale of shares constituting less than one unit by the Company and other matters relating to shares shall be handled by the transfer agent, but not by the Company.

(Share Handling Regulations)

Article 10.	Denominations of share certificates and the registration of transfer of shares of the Company, purchase of shares constituting less than one unit and sale of shares constituting less than one unit by the Company and other matters concerning the handling of shares and handling fees shall be governed by laws and regulations, the Articles of Incorporation as well as the Share Handling Regulations established by the Board of Directors.

(Record Date)

Article 11.	The Company shall deem those shareholders whose names have been entered or recorded in the shareholders’ register as of the day of each closing of accounts as the shareholders holding voting rights who may exercise shareholders’ rights at the ordinary general meeting of shareholders held with respect to the business period concerned.

2.	If it is necessary in addition to the foregoing paragraph, the Company may, upon giving prior notice, pursuant to the resolution of the Board of Directors, deem those shareholders and registered pledgees whose names have been entered or recorded in the shareholders’ register on a certain day as the shareholders and pledgees who may exercise the rights thereof.

CHAPTER III
GENERAL MEETING OF SHAREHOLDERS

(General Meetings of Shareholders)

Article 12.	Ordinary general meetings of shareholders shall be convened within three (3) months from the day following each closing of accounts. Extraordinary general meeting of shareholders may be held from time to time when necessary.

2.	General meetings of shareholders may be convened at the Head Office or any adjacent place thereto or at Ichikawa-city, Chiba Prefecture.

3.	Representative Director shall preside over the general meetings of shareholders. In case of two or more Representative Directors, one of Representative Directors shall act as the Chairman in the order of precedence previously fixed by the Board of Directors. In the event that the

Representative Director is prevented from so acting, another Director shall act in his/her place in the order previously fixed by the Board of Directors.

4.	A shareholder may exercise his/her voting rights by proxy by authorizing another shareholder who holds voting rights of the Company as his/her proxy. Provided, however, that the shareholder or proxy is required to submit to the Company a document evidencing his/her representation at every general meeting of shareholders.

5.	Resolutions of general meetings of shareholders shall be adopted by a majority of the voting rights of the shareholders present, except where otherwise provided for by laws and ordinances or the Articles of Incorporation.

6.	Special resolutions of a general meeting of shareholders provided in Article 343 of the Commercial Code shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of shareholders present at the general meeting of shareholders, a quorum of which shall be one-third (1/3) or more of the voting rights owned by all shareholders.

7.	A summary of proceedings and the resultant actions taken at a general meeting of shareholders shall be stated or recorded in the minutes. The chairman and the Directors present shall affix signatures (including affixing their names and seals) or make electronic signatures thereto. The minutes shall be kept at the Head Office of the Company for ten (10) years and copies thereof shall be kept at branches for five (5) years.

CHAPTER IV
DIRECTORS AND THE BOARD OF DIRECTORS

(Number of Directors)

Article 13.	The number of Directors of the Company shall be ten (10) or less.

2.	Directors shall be selected at a general meeting of shareholders.

3.	Resolution for election of Directors shall be adopted by an affirmative vote of majority of the voting rights of shareholders present at the general meeting of shareholders, a quorum of which shall be one-third (1/3) or more of the voting rights owned by all shareholders.

4.	Resolution for election of Directors shall not be by cumulative voting.

(Term of Office of Directors)

Article 14.	The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders held with respect to the last closing of accounts within one (1) year after their assumption of office.

2.	The term of office of a Director elected pursuant to an increase in the number of Directors shall be coterminous with the remainder of the terms of office of the other Directors then in office.

3.	The term of office of Directors elected to fill a vacancy shall be coterminous with the remainder of the term of office of the predecessor who has resigned.

(Representative Directors)

Article 15.	By resolution of the Board of Directors, two or more Representative Directors shall be chosen.

(The Board of Directors)

Article 16.	In addition to the matters provided for by the laws and ordinances or the Articles of Incorporation, the Board of Directors shall make decisions on the execution of important business of the Company.

2.	The Representative Director shall convene meetings of the Board of Directors, and notice of convocation shall be sent to each Director and Corporate Auditor at least 3 days prior to the date of each meeting; provided, however, that in case of urgency, such period may be shortened. In case of two or more Representative Directors, one of the Representative Directors shall act as the Chairman in the order of precedence previously fixed by the Board of Directors. In the event that the Representative Director is prevented from so acting, another Director shall act in his/her place in the order previously fixed by the Board of Directors.

3.	The Representative Director shall preside over the meetings of the Board of Directors. In case of two or more Representative Directors, one of the Representative Directors shall act as the Chairman in the order of precedence previously fixed by the Board of Directors. If the Representative Director is prevented from so acting, another Director shall act in his/her place in the order previously fixed by the Board of Directors.

4.	Resolutions of the Board of Directors shall be adopted by an affirmative vote of majority of the shareholders present at meetings, a quorum of which shall be majority of shareholders.

5.	A summary of proceedings and the resultant actions taken at a meeting of the Board of Directors shall be stated or recorded in the minutes. The Directors and Corporate Auditors present shall affix signatures (including affixing their names and seals) or make electronic signatures thereto, and the minutes shall be kept at the Head Office of the Company for ten (10) years.

(Remuneration and Retirement Awards for Directors)

Article 17.	The remuneration and retirement awards for Directors shall be determined at a general meeting of shareholders.

CHAPTER V
CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors)

Article 18.	The number of Corporate Auditors of the Company shall be five (5) or less.

2.	Corporate Auditors shall be selected at a general meeting of shareholders.

3.	Resolution for election of Corporate Auditors shall be adopted by an affirmative vote of majority of the voting rights of shareholders present at the general meeting of shareholders, a quorum of which shall be one-third (1/3) or more of the voting rights owned by all shareholders.

(Term of Office of Corporate Auditors)

Article 19.	The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders held with respect to the last closing of accounts within four (4) years after their assumption of office.

2.	The term of office of Corporate Auditors elected to fill a vacancy shall be coterminous with the remainder of the term of office of the predecessor who has resigned.

(Full-time Corporate Auditors)

Article 20.	Full-time Corporate Auditors shall be chosen from among the Corporate Auditors.

(The Board of Corporate Auditors)

Article 21.	In addition to the matters provided for by laws and ordinances or the Articles of Incorporation, the Board of Corporate Auditors shall make decisions on the execution of Corporate Auditors’ duties in the Company by its resolution. Provided, however, that it may not prevent Corporate Auditors from executing their authority.

2.	A notice of convocation of the meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three (3) days prior to the date of such meeting. Provided, however, that in case of urgency, such period may be shortened.

3.	Unless otherwise provided by laws and ordinances, resolutions of the meetings of the Board of Corporate Auditors shall be adopted by a majority vote of Corporate Auditors.

4.	A summary of proceedings and the resultant actions taken at a meeting of the Board of Corporate Auditors shall be recorded in the minutes. The Corporate Auditors present shall affix signatures (including affixing their names and seals) or make electronic signatures thereto, and the minutes shall be kept at the Head Office of the Company for ten (10) years.

(Remuneration and Retirement Awards for Corporate Auditors)

Article 22.	The remuneration and retirement awards for Corporate Auditors shall be determined at a general meeting of shareholders.

CHAPTER VI
ACCOUNTS

(Business Term)

Article 23.	The business term of the Company shall be from April 1 of each year to March 31 of the following year.

2.	The Company shall close its accounts at the end of each business term.

(Dividends)

Article 24.	Dividends, when declared, shall be paid to the shareholders or registered pledgees whose names have been entered or recorded in the shareholders’ register as of the date of each closing of accounts.

(Interim Dividends)

Article 25.	By resolution of the Board of Directors, the Company may make a cash distribution (interim dividends) in accordance with the provisions of Article 293-5 of the Commercial Code to the shareholders or registered pledgees whose names have been entered or recorded in the last shareholders’ register as of September 30 of each year.

(Period of Limitation of Dividends, etc.)

Article 26.	In the event that payment of the dividends and interim dividends declared is not received after elapse of three (3) full years from the date of offer of payment, the Company shall be discharged from liability for payment of such dividends and interim dividends.

2.	No interest shall accrue on unpaid dividends and interim dividends.

Prepared	November 2, 1935
Approved	December 7, 1935
Amended	January 1, 1940
Amended	May 17, 1940
Amended	July 1, 1943
Amended	August 18, 1943
Amended	July 31, 1948
Amended	October 26, 1948
Amended	July 18, 1951
Amended	July 22, 1952
Amended	July 19, 1953
Amended	August 4, 1955
Amended	July 30, 1957
Amended	January 31, 1960
Amended	July 30, 1962
Amended	January 30, 1965
Amended	January 30, 1967
Amended	July 29, 1967
Amended	January 30, 1969
Amended	July 30, 1969
Amended	January 30, 1973
Amended	January 30, 1974
Amended	January 30, 1975
Amended	February 27, 1976
Amended	February 27, 1978
Amended	February 27, 1979
Amended	February 27, 1982
Amended	February 25, 1983
Amended	February 27, 1989
Amended	June 27, 1991
Amended	June 29, 1994
Amended	June 26, 1998
Amended	June 29, 2000
Amended	June 27, 2002
Amended	June 27, 2003
Amended	June 29, 2004